Item 77I DWS Enhanced
Commodity Strategy Fund (a
series of DWS Securities Trust)

Effective August 26, 2011, Class M
shares of DWS Enhanced
Commodity Strategy Fund
converted into Class S shares of the
Fund.  Class M shares became
operational on August 23, 2010 and
were exclusively offered in
connection with the merger of DWS
Enhanced Commodity Strategy
Fund, Inc. (closed-end fund) into
DWS Enhanced Commodity
Strategy Fund (open-end fund).








 For internal use only
E:\Electronic Working Files\NSAR\2010\12-31-
10\DWS Institutional Funds (Semi) Comm &
Daily\03-Exhibits\Exhibit 77I ECS New
Classes.Doc
 For internal use only

 For internal use only